April 5, 2016
James C. Grech
1007 Sheriff’s Court
McMurray, PA 15317

Re:	Agreement
Dear Jim:
This letter agreement (the “Agreement”), made as of the above date, hereby provides for the payment of certain benefits to you in recognition of your service as a key employee of CONSOL Energy Inc. (the “Company”).
In connection with your departure from the Company, your employment with the Company will terminate effective as of April 7, 2016 (the “Retirement Date”). In recognition of your service to the Company and in consideration of your execution of this Agreement and acceptance of the related obligations set forth herein, the Company hereby agrees to the following:

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Separation Payment. The Company is offering to pay you $200,900.00, minus applicable withholdings and deductions, which payment will be made in lump sum on the first available payroll date following your execution and return of this Agreement and the passage of the seven-day revocation period described below (the next calendar day following such seven-day revocation period being the “First Non-Revocation Date”), subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”); and

•
Equity Vesting (Outstanding Awards). On the First Non-Revocation Date, the restricted stock unit and performance share unit awards granted to you under the Company’s Equity Incentive Plan (as amended and restated, the “Plan”) and set forth on Exhibit A attached hereto, to the extent unvested, shall immediately vest and, in the case of the vested option awards granted to you under the Plan and set forth on Exhibit A, such awards shall continue to be exercisable for the remaining option terms as set forth in the related option award agreements, subject, in each case, to the approval of the Compensation Committee.

If you are eligible to receive any further benefits under the Company’s plans in connection with your termination of employment with the Company, you will receive information under separate cover regarding such benefits.
All payments made hereunder shall be net of all legally required taxes and other withholdings. You shall be solely responsible for all taxes that result from your receipt of the payments and benefits to be provided under this Agreement and the Company does not make any representation, warranty or guarantee of any federal, state or local tax consequence to you as part of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. It is the intent of the parties that the severance benefits provided under this Agreement shall, to the maximum extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception under Section 409A of the Code, so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A of the Code.  Any ambiguities in this Agreement will be interpreted to comply with this intent. Each severance benefit and each installment of a severance payment or benefit shall be deemed a separate payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of this Agreement, directly or indirectly, result in your designating the calendar year of payment.

James C. Grech
April 5, 2016

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. You recognize and acknowledge that the Company does not have and will not have any obligation to provide you at any time in the future with any payments, benefits, bonus, or consideration other than as described and referred to in this Agreement.
By signing and not revoking this Agreement, you release CONSOL Energy Inc. and all of its affiliated companies (collectively, the “CONSOL Companies”) and all of their current and former directors, officers, agents, and employees, from any and all claims you have or might have against them as a result of events that occurred on or before the date this Agreement is executed by you, except for the rights described in the next paragraph. Your released claims include, without limitation, all claims relating in any way to your employment with the CONSOL Companies; the termination of your employment; and any cause of action or claim you have or might have for an alleged violation of any express or implied contract, or federal or state law, including (without limitation) the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, Sarbanes Oxley, the WARN Act, the Pennsylvania Human Relations Act (“PHRA”), the Pennsylvania Wage Payment and Collection Law, and any other state, federal or local law, rule or regulation. Your released claims also include any claim you have or might have for payment under the CONSOL Energy Inc. Severance Pay Plan for Salaried Employees. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding or action involving claims released in this Agreement, you agree that you will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under the WARN Act or any other federal or state law, those damages would be offset by an amount equal to payment under this Agreement minus $500.
You have certain rights that are not released by signing this Agreement. The foregoing release does not affect the following: any rights or claims that may arise after the date this Agreement is executed; your right to enforce the Company's obligations under this Agreement; any rights you may have to vested Company pension or retirement benefits to which you are entitled; your rights under any indemnification arrangement with the Company; your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; your right to participate in or cooperate with any such charge or complaint procedure; your right to challenge the validity of this Agreement as applied to claims under the ADEA; and any right that cannot be waived as a matter of law. Any other claim you have or might have is, however, released by this Agreement. Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under state or federal law or regulation. You do not need the prior authorization of the Company to make such reports or disclosures. You are not required to notify the Company if you have made any such reports or disclosures.
If you have any questions regarding the scope of your release, including those rights that are not released, the Company advises you to address that subject with your own attorney before signing this Agreement.
You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Human Resources representative for further instruction.
Further, you acknowledge that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by executive management of the Company, and by you. As such, executive management of the Company will not disparage you, and you will not disparage them or the Company. Additionally, you will cooperate with the Company in any future matters relating to your past employment. You

James C. Grech
April 5, 2016

agree to be reasonably available to the CONSOL Companies for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other Company representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations or administrative proceedings involving the CONSOL Companies. The Company will advance or reimburse your reasonable costs incurred as a result of these obligations.
You acknowledge and warrant that: (a) the payments provided for by this Agreement exceed anything of value to which you otherwise would be entitled under any policy, plan, practice, or procedure of the Company; (b) no promises or inducements have been made to you except as expressly set forth in this Agreement, and you are not relying on any promises, inducements, representations, or statements not expressly set forth in this Agreement; (c) you are not waiving or releasing any claims that may arise after the date of your execution of this Agreement; (d) you have had the opportunity to review and consider, for twenty-one (21) days, the terms and provisions of this Agreement, although you are not prevented from executing this Agreement prior to the expiration of the twenty-one (21) day period (any modification to these proposed terms, which is not material, does not restart the running of the twenty-one (21) day period); (e) you have a period of seven (7) days following your execution of this Agreement to rescind and revoke this Agreement by sending a statement that you are revoking this Agreement, addressed and delivered to: Kurt Salvatori, Vice President – Human Resources, 1000 CONSOL Energy Drive, Canonsburg, PA, 15317, kurtsalvatori@consolenergy.com, (724) 485-4025; (f) you have been advised by the Company through this writing to consult with an attorney of your choosing prior to executing this Agreement; (g) you have carefully read this Agreement in its entirety and fully understand the significance and effect of all of the terms and provisions; and (h) you are signing this Agreement voluntarily and of your own free will and you assent to each and all of the terms and conditions contained in this Agreement.
By signing below, you agree that as of the date you sign this Agreement, you have returned all property and information belonging to the CONSOL Companies in your possession or control, including but not limited to the following (where applicable): vehicle; computer, phone, and handheld devices; keys, passwords, and/or access cards; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. You agree that you are not entitled to receive or retain the separation payments and other benefits set forth in this Agreement unless and until you return all information and property to the Company in compliance with this Agreement.

If this Agreement is not signed and returned by May 3, 2016, then this offer is revoked by the Company. This Agreement must be delivered to Kurt Salvatori within the time specified herein in order to be effective.

If all of the above terms are agreeable to you, please sign the enclosed copy of this letter and return it to me for our files. Please direct any questions to Kurt Salvatori at (724) 485-4025. We appreciate your service to the Company, and wish you all the best in the future.
Very truly yours,

CONSOL ENERGY INC.

By:    /s/ Nicholas J. DeIuliis
Nicholas J. DeIuliis
                        President and Chief Executive Officer
April 28, 2016

AGREED AND ACCEPTED:
/s/ James C. Grech
James C. Grech
April 28, 2016

Exhibit A
Certain Outstanding Equity Awards

Award Year	RSUs	Options	PSUs (at target)
2006	-	2,174	-
2007	-	3,566	-
2008	-	1,437	-
2009	-	2,932	-
2010	-	2,826	-
2011	-	2,405	-
2012	-	4,258	-
2013	-	-	-
2014	19,454	-	8,925
2015	13,562	-	24,698